Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-127996 and 333-128252) of Citizens Community Bancorp, Inc. of our report dated December 22, 2010, relating to the consolidated financial statements of Citizens Community Bancorp, Inc., which appears in this annual report on Form 10-K/A for the year ended September 30, 2010.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

January 10, 2011